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                                                                     Exhibit 5.1

                              ______________, 1998

(212) 351-4000                                                     C 97812-00004

Werner Holding Co. (DE), Inc.
Werner Holding Co. (PA), Inc.
Werner Co.
Gold Medal Ladder Company
Kentucky Ladder Company
Florida Ladder Company
Werner Management Co.
Werner Financial Inc.
R.D. Arizona Ladder Corp.
WIP Technologies, Inc.
Ardee Investment Co., Inc.
Olympus Properties, Inc.
Phoenix Management Services, Inc.
1105 North Market Street
Suite 1300
Wilmington, Delaware 19899

         Re:      Exchange of Senior Subordinated Notes Due 2007
                  ----------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Werner Holding Co. (DE), Inc., a Delaware corporation (the "Company"), its parent Werner Holding Co. (PA), Inc., a Pennsylvania corporation (the "Parent") and its wholly-owned subsidiaries Werner Co., a Pennsylvania corporation ("Werner Co."), Gold Medal Ladder Company, a Pennsylvania corporation ("Gold Medal Ladder"), Kentucky Ladder Company, a Pennsylvania corporation ("Kentucky Ladder"), Werner




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Werner Holding Co. (DE), Inc., et al.
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Management Co., a Pennsylvania corporation ("Werner Management"), Phoenix
Management Services, Inc., a Pennsylvania corporation ("Phoenix Management"), Werner Financial Inc., a Delaware corporation ("Werner Financial"), WIP Technologies, Inc., a Delaware corporation ("WIP Technologies"), Ardee Investment Co., Inc., a Delaware corporation ("Ardee Investment"), Florida Ladder Company, a Florida corporation ("Florida Ladder"), R.D. Arizona Ladder Corp., an Arizona corporation ("R.D. Arizona Ladder"), and Olympus Properties, Inc., an Illinois corporation ("Olympus Properties") (the Company, the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Werner Financial, WIP Technologies, Ardee Investment, Florida Ladder, R.D. Arizona Ladder and Olympus Properties are collectively referred to herein as the "Registrants"), in connection with the proposed offer by the Company (the "Exchange Offer") to exchange $135,000,000 aggregate principal amount of 10% Series A Senior Subordinated Notes Due 2007 (the "New Notes") of the Company for a like aggregate principal amount of privately placed 10% Senior Subordinated Notes Due 2007 (the "Old Notes"). The New Notes will be guaranteed pursuant to the terms of the Indenture (as defined below) on a senior subordinated basis (each, a "Guarantee") by each of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Werner Financial, WIP Technologies, Ardee Investment, Florida Ladder, R.D. Arizona Ladder and Olympus Properties (each, a "Guarantor"). The New Notes will be issued pursuant to an Indenture dated as of November 24, 1997 (the "Indenture") by and among the Company, the Guarantors and IBJ Schroder Bank & Trust company (the "Trustee").

         As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-46607) filed by the Registrants with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended, the issuance of the New Notes and the Guarantees, (ii) the Indenture, and (iii) the form of the New Notes to be issued pursuant to the Indenture. The New Notes and the Indenture, which Indenture contains the Guarantees, are sometimes referred to herein collectively as the "Note Documents." We have also examined the proceedings and other actions taken by the Company and the Guarantors in connection with the authorization, execution and delivery of the Indenture and the issuance of the New Notes and the Guarantees thereunder. We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

         In rendering this opinion, we have assumed:

                  (a) The Guarantee of each of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management has been legally issued by the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner
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         Management, Phoenix Management, respectively, and the Indenture constitutes the binding agreement of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, respectively, to the extent the binding nature of the Indenture involves matters governed by the laws of the Commonwealth of Pennsylvania;

                  (b) The Guarantee of Florida Ladder, and the Indenture constitutes the binding agreement of the Florida Ladder, to the extent the binding nature of the Indenture involves matters governed by the laws of the State of Florida;

                  (c) The Guarantee of R.D. Arizona Ladder, and the Indenture constitutes the binding agreement of the R.D. Arizona Ladder, to the extent the binding nature of the Indenture involves matters governed by the laws of the State of Arizona;

                  (d) The Guarantee of Olympus Properties, and the Indenture constitutes the binding agreement of the Olympus Properties, to the extent the binding nature of the Indenture involves matters governed by the laws of the State of Illinois;

                  (e) The due and valid execution and delivery of the Indenture by the Trustee, and that the Indenture constitutes the legal, valid and binding agreement of the Trustee; and

                  (f) The genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and in reliance thereon, and subject to receipt by the Company and the Guarantors from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

         1. The New Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be legally issued and will constitute binding obligations of the Company to the extent that the legal issuance and binding nature of the New Notes involves matters governed by the laws of the State of New York or the General Corporation Law of the State of Delaware.

         2. The Guarantee of each of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Florida Ladder, R.D. Arizona Ladder and Olympus Properties, when issued and delivered in connection with the exchange of the Old



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Notes in the manner described in the Registration Statement and when the New
Notes and such Guarantee have been executed and, in the case of the New Notes, authenticated, as specified in the Indenture, will constitute a binding obligation of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Florida Ladder, R.D. Arizona Ladder and Olympus Properties, respectively, to the extent the binding nature of such Guarantee involves matters governed by the laws of the State of New York.

         3. The Guarantee of each of Werner Financial, WIP Technologies and Ardee Investment, when issued and delivered in connection with the exchange of the Old Notes in the manner described in the Registration Statement and when the New Notes and such Guarantee have been executed and, in the case of the New Notes, authenticated, as specified in the Indenture, will be legally issued and will constitute a binding obligation of Werner Financial, WIP Technologies and Ardee Investment, respectively, to the extent that the legal issuance and binding nature of such Guarantee involve matters governed by the laws of the State of New York or the General Corporation Law of the State of Delaware.

         The foregoing opinions are subject to the following exceptions, qualifications and limitations:

         A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, with respect to the opinions set forth in paragraphs 1 and 3, the General Corporation Law of the State of Delaware. This opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

         B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no opinion as to the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Note Documents.

         C. We express no opinion with respect to the validity, binding nature or enforceability of any provision of the Note Documents to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to

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one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

         D. We express no opinion as to the effect on the enforceability of the Guarantees against any Guarantor of any facts or circumstances that would constitute a defense to the obligation of a guarantor or surety, unless such defense has been waived effectively by such Guarantor.

         E. We express no opinion as to the validity, binding nature or enforceability (i) of provisions in the Note Documents providing for indemnification or contribution or (ii) of any provision of any Note Document insofar as it provides for the payment or reimbursement of costs and expenses or indemnification for claims, losses or liabilities in excess of a reasonable amount determined by any court or other tribunal.

         F. We express no opinion with respect to the validity, binding nature or enforceability of (i) any waivers of unknown future rights or waivers of rights existing, or duties owed, that are broadly or vaguely stated or do not describe the right or duty purportedly waived with reasonable specificity, (ii) any waivers or consents (whether or not characterized as a waiver or consent in the Note Documents) relating to the rights of the Company or any Guarantor or duties owing to any of them existing as a matter of law, to the extent such waivers or consents are found to be against public policy or are ineffective pursuant to applicable statutes or judicial decisions, (iii) any waivers or variations of rights of a debtor, including a guarantor, (iv) provisions in the Note Documents imposing late payment charges or an increase in interest rate, upon delinquency in payment or the occurrence of a default, to the extent that such provisions are found to constitute a forfeiture or impose a penalty, (vi) covenants (other than covenants relating to the payment of money, including payment of principal, interest, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions precedent to the occurrence of an event of default, and (vii) any rights of setoff (other than such rights provided by Section 151 of the New York Debtor and creditor Law Code as interpreted by applicable judicial decisions).

         G. We express no opinion as to any provisions of the Note Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the

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Securities Act of 1933, as amended, or the Rules and Regulations of the
Commission promulgated thereunder.

                                              Very truly yours,

                                              GIBSON, DUNN & CRUTCHER LLP